Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 No. 333-258861 (the “Form S-1”), of Western Uranium & Vanadium Corp. and its subsidiaries (the “Company”) of our auditor’s report dated April 15, 2026 with respect to the consolidated financial statements of the Company as at December 31, 2025 and 2024 and for the years then ended, as included in the Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission. We also consent to the reference to our firm under the heading ‘Experts’ in the Registration Statement on Form S-1.

Chartered Professional Accountants

Licensed Public Accountants

April 15, 2026

Mississauga, Canada